Exhibit 10.4

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL
TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

ADDENDUM NO. 4

TO THE SHIPBUILDING CONTRACT

HULL NO. [*]

DATED [*]

between

MEYER WERFT GMBH & CO. KG, a company organised and existing under the laws of Germany, and having its principal office at Industriegebiet Süd, D-26871 Papenburg, Germany (the “Builder”); and

[*], a company incorporated in Bermuda and having its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11 , Bermuda (the “Buyer”); and

NCL CORPORATION LTD., a company incorporated in Bermuda having its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda (“NCLC”).

Whereas by a Shipbuilding Contract dated [*] in relation to Hull No. [*] - as amended - made between the Builder, the Buyer and NCLC (the “Contract”), the Builder agreed to design, build, complete and sell to the Buyer a passenger cruise ship and the Buyer agreed to purchase and accept delivery of the same, all in accordance with the terms and conditions of the Contract.

Whereas, the parties have agreed upon the modification of Hull No. [*] to a ship which shall be operated [*]. Furthermore the parties have agreed that this modification shall be conducted and documented - in addition to the Addendum No. 3 to the Contract - by way of an agreement on modification (the “[*] AOM”).

Whereas, by way of an agreement dated 22 May 2014 (the “Agreement”) the parties have agreed upon certain terms and conditions regarding the aforementioned [*] AOM. These terms and conditions shall herewith partially be amended as the parties have agreed upon a different technical solution than previously envisaged within the Agreement.

1. Article 1 Clause 2 “Description of the Ship” shall be amended as follows:

a.	Dimensions

Length overall: about [*] metres

Length between perpendiculars: about [*] metres

b.	Deadweight

The guaranteed deadweight at a design draft of [*] metres will be [*] metric tons in seawater of 1.025 t/m3 density (and under the conditions further described in section G.2.3 of the Specification). The deadweight is the difference between the loaded displacement and the contractual lightweight. The contractual lightweight is the weight of the Ship clean, empty, equipped ready for sea in accordance with section G.8.3 of the Specification and adjusted by any weight (and related ballast) added or subtracted by reason of any agreements on modification made at any time under Article 3 of this Contract.

c.	Life saving equipment

Total number of persons on board for the purposes of long international voyages: [*].

2.	Article 6, Clause 2.6

The guaranteed deadweight capacity of the Ship shall be [*] under the conditions defined in sections G.2.3 and G.2.4 of the Specification and shall be demonstrated by the Builder in the specified deadweight capacity test.

3.	Article 6, Clause 2.7

If the Builder fails to remedy any deficiency in the Ship's deadweight capacity before delivery, the Builder shall have no liability to the Buyer if the actual deadweight capacity of the Ship as determined in accordance with the Specification is less than [*] below the guaranteed deadweight capacity but the Contract Price for the Ship shall be reduced by way of liquidated damages by the sum of [*] for each full metric ton of such deficiency being more than [*] up to a maximum deficiency of [*] at a draft of not more than [*] even keel with fractions of each metric ton being calculated in proportion provided that if the actual deadweight deficiency at a mean moulded draft of not more than [*] even keel is more than [*], the Buyer may, at its option, either accept the Ship at a reduction in the Contract Price of [*] for such Defect or reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9.

4.	For the avoidance of doubt, the Buyer and NCLC herewith agree that the AoM 01 to AoM 03, AoM 05-13, AoM 15-18, AoM 20-22, AoM 24-25, AoM 27, AoM 29, CR&E 30-33, CR&E 35-38, CR&E 40 in each case mentioned in Clause G.l.l of the Specification are currently only part of the Specification in technical respects but not in commercial respects. Hence Article 3 of the Contract finds nevertheless application for these items so that for these items the total sum shall be paid with the delivery installment (i.e. balance of the Contract Price) due and payable under and in accordance with the Contract. AoM 10, 21 and 22 will be considered in the cost complexity of architects phase 4 and 5 (cf. Appendix 7 of the Specification) and removals / reductions of complexity will be reasonably credited by the Builder to the Buyer with the delivery installment (i.e. balance of the Contract Price).

5.	This Addendum No. 4 will be treated as having been signed by the parties hereto at the time and on the date when each party has signed and initialled a complete, legible and identical counterpart of this Addendum No. 4 and exchanged the same by e-mail or fax with the other parties. Thereafter for record purposes only three identical original counterparts of this Addendum No. 4 shall be signed and initialled by each of the parties after which one original counterpart will be retained by the Builder, one will be retained by the Buyer and the other will be retained by NCLC.

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6.	Words and expressions defined in the Contract shall have the same meanings when used herein.

7.	Except as set forth in this Addendum No. 4, the Contract shall remain unchanged and this Addendum No. 4 shall be treated as an integral part of the Contract.

IN WITNESS WHEREOF, the Builder, the Buyer and NCLC have duly executed this Addendum No. 4.

/s/ Bernard Meyer

For and on behalf of Meyer Werft GmbH & Co. KG

30 January 2015

/s/ Wendy Beck

For and on behalf of [*]

28 January 2015

/s/ Wendy Beck

For and on behalf of NCL Corporation Ltd.

28 January 2015

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